SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM 8-K


                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15 (d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest         August 23, 1995
event reported)


                     ARVIN INDUSTRIES, INC.
     (Exact name of registrant as specified in its charter)


       Indiana                1-302             35-0550190
   (State or other    Commission File Number     (I.R.S.
   jurisdiction of                               Employer
   incorporation)                             Identification
                                                   No.)



   One Noblitt Plaza, Box 3000
          Columbus, IN                     47202-3000
 (Address of principal executive           (Zip Code)
            offices)




                          812-379-3000
       (Registrant's telephone number including area code)






Item 5.  Other Events



On August 23, 1995, Space Industries International, Inc. ("SIII"), an approximately 70% owned subsidiary of Arvin Industries, Inc. ("Arvin"), announced that SIII had entered into an agreement and plan of merger ("Agreement") with new companies formed by senior management of SIII. The Agreement provides for the acquisition of SIII's outstanding capital and preferred stock for an aggregate of approximately $42.6 million. If the merger is consummated, Arvin will guarantee a portion of the new companies' debt incurred in connection with the merger, amounting to $22.9 million at closing and declining on a quarterly basis over four years.

The merger is subject to various contingencies, including completion of financing arrangements and a majority vote of minority stockholders of SIII at a special meeting to be held September 29, 1995. The Boards of Directors of SIII and Arvin also have retained the right in the exercise of their fiduciary duties to respond to other offers.

The results of operations of SIII are reported by Arvin as the Technology segment. For the six months ended July 2, 1995, sales and operating profit for this segment were reported as $65.7 and $4.6 million, respectively. At July 2, 1995, Arvin had recorded an investment in the common shares of the Technology segment of $29.4 million and also held $1.4 million of SIII preferred stock.



Signature



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.








ARVIN INDUSTRIES, INC.


By:  /s/ R.A. Smith
     ____________________
     R. A. Smith
     Vice President - Finance &
     Chief Financial Officer





Date:     August 24, 1995